Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Number 333-203064

Supplementing the Preliminary

Prospectus Supplement dated

November 14, 2017 and the Prospectus

Dated March 27, 2015

$500,000,000

3.50% Senior Notes Due 2027

Leggett & Platt, Incorporated

November 14, 2017

Pricing Term Sheet

This pricing term sheet supplements the preliminary prospectus supplement filed by Leggett & Platt on

November 14, 2017 relating to its Prospectus dated March 27, 2015.

Issuer	Leggett & Platt, Incorporated

Expected Issuer Ratings (Moody’s / S&P)*	Baa1 (stable) / BBB+ (stable)

Format	SEC Registered

Principal Amount	$500,000,000

Trade Date	November 14, 2017

Settlement Date	November 16, 2017 (T+2)

Maturity	November 15, 2027

Interest Payment Dates	May 15 and November 15 commencing on May 15, 2018

Benchmark Treasury	2.250% due November 15, 2027

Benchmark Treasury Yield	2.379%

Spread to Benchmark Treasury	T +120 bps

Yield to Maturity	3.579%

Coupon	3.50%

Price to Public	99.341% of the principal amount

Underwriting Discount	0.650%

Price to Issuer	98.691%

Optional Redemption:	Prior to August 15, 2027, T +20 bps On or after August 15, 2027 at par

CUSIP/ISIN	524660AY3 / US524660AY34

Joint Book-Running Managers	J.P. Morgan Securities LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC SunTrust Robinson Humphrey, Inc.

Co-Managers

PNC Capital Markets LLC

BMO Capital Markets Corp.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

Citizens Capital Markets, Inc.

TD Securities (USA) LLC

The Williams Capital Group, L.P.

Pro Forma Ratio of Earnings to Fixed Charges	Nine months ended September 30, 2017	Year ended December 31, 2016
Pro forma ratio of earnings to fixed charges	7.0	7.8

*Note: Security ratings reflect the views of the rating agency only. An explanation of the significance of these ratings may be obtained from the rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a preliminary prospectus supplement and accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling J.P. Morgan Securities LLC collect 212-834-4533, MUFG Securities Americas Inc. toll free at 877-649-6848, U.S. Bancorp Investments, Inc. toll-free at 877-558-2607, or Wells Fargo Securities, LLC toll-free at 800-645-3751.